Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          February 16, 2012

SKYWEST, INC. ANNOUNCES FOURTH QUARTER 2011 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $899.9 million for the quarter ended December 31, 2011, compared to $796.3 million for the same period last year.  SkyWest also reported a net loss of $(18.0) million, or $0.35 per basic and diluted share, for the quarter ended December 31, 2011, compared to $37.2 million of net income, or $0.67 per diluted share, for the same period last year.

During the quarter ended December 31, 2011, SkyWest experienced a reduction of approximately $79.2 million in pretax earnings (of which $32.8 million relates to items that positively impacted the results for the fourth quarter of 2010) compared to the same period last year.  Additionally $6.8 million of the difference between the comparable quarters is non-operational and is related to SkyWest’s foreign investments. The combination of these items is $39.6 million or approximately 50% of the difference for the comparable quarters.  Following are the significant items that contributed to the pretax reduction:

•                  Recorded $15.6 million gain in the fourth quarter of 2010, attributable to the acquisition of ExpressJet Holdings

•                  Recorded $17.2 million of additional revenue from contract settlement issues in the fourth quarter of 2010

•                  Incurred $15.6 million in additional maintenance costs during the fourth quarter of 2011, primarily related to labor, aircraft paint, parts and airframe heavy check costs

•                  Recorded $15.2 million increase in the pretax loss from ExpressJet operations (acquired in November 2010) for the fourth quarter of 2011

•                  Incurred $8.0 million in additional crew-related costs due to additional staffing needs during the fourth quarter of 2011

•                  Recorded additional $6.8 million loss attributable to SkyWest’s minority investments in Trip Linhas Aereas (“TRIP”) and Mekong Aviation Joint Stock Company (“Air Mekong”)

Commenting on the results, Jerry C. Atkin, Chairman and CEO said, “We experienced some unanticipated expenses in the fourth quarter, however, I remain confident in our ability to respond to these challenges.”  He continued, “We have an action plan in place for 2012 that we have started to execute and is expected to return us to profitability for the year.  Having said that, we expect the first quarter of 2012, to be challenged but somewhat mitigated from our fourth quarter 2011 results.”

On November 12, 2010, SkyWest completed the acquisition of ExpressJet Holdings, Inc. (“ExpressJet Holdings”) and ExpressJet Holdings became a subsidiary of Atlantic Southeast Airlines, Inc. (“Atlantic Southeast”), a wholly-owned subsidiary of SkyWest.  During the fourth quarter of 2011, the operations conducted by ExpressJet Holdings and its subsidiaries were combined into Atlantic Southeast, and the combined operations are now conducted as ExpressJet Airlines, Inc. (“ExpressJet Airlines”), which is a wholly-owned subsidiary of SkyWest.  The acquisition of ExpressJet Holdings included 244 regional jet aircraft and SkyWest’s consolidated operations and financial results for the quarter ended December 31, 2011 include significant increases related to revenues, expenses and statistical data compared to the quarter ended December 31, 2010.

Financial and Operating Results

SkyWest’s operating revenues increased $103.6 million, or 13.0%, during the quarter ended December 31, 2011, over the same period in 2010.  The increase in operating revenues was largely due to having a full quarter of ExpressJet Holdings’ operations in the fourth quarter of 2011 compared to a partial quarter in 2010 (consisting of the period between the acquisition date, November 12, 2010, and December 31, 2010), which contributed approximately $128.2 million of additional revenues. The increase was offset, in part, by recording approximately $24.5 million in rate settlement and other contractual issues as additional revenue the fourth quarter of 2010.

Total airline expenses (consisting of total operating and interest expenses) increased $158.8 million, or 20.7%, during the quarter ended December 31, 2011, over the same period in 2010.  The increase in total operating and interest expenses was largely due to including the entire quarter of ExpressJet Holdings’ operations in the fourth quarter of 2011 compared to a partial quarter in 2010 (consisting of the period between the acquisition date, November 12, 2010, and December 31, 2010), which generated $141.8 million of additional expenses. SkyWest also experienced cost increases in several cost categories including, crew costs, airframe and engine maintenance costs and pro-rate fuel costs, as previously outlined.

Under United Express agreements for SkyWest Airlines and ExpressJet Airlines, SkyWest recognizes revenue at a fixed hourly rate for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended December 31, 2011, CRJ200 engine expense under these agreements decreased $1.9 million to $19.3 million compared to $21.2 million for the quarter ended December 31, 2010, as a result of decreased engine overhaul expense due to the timing of scheduled engine maintenance events.  SkyWest was reimbursed approximately $8.9 million and $8.5 million under its United Express agreements in each of the periods ended December 31, 2011 and 2010, respectively.

Liquidity

At December 31, 2011, SkyWest had $646.5 million in cash and marketable securities, compared to $804.9 million as of December 31, 2010. The reduction in cash and marketable securities during the year ended December 31, 2011 was primarily related to paying $60.7 million in authorized share repurchases and from increases in its prepaid aircraft lease amounts and changes in certain other working capital accounts of approximately $43.5 million.  SkyWest’s long-term debt was $1.61 billion as of December 31, 2011, compared to $1.74 billion as of December 31, 2010.  The decrease in long-term debt was due primarily to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 5.2% discount rate, the present value of these lease obligations was approximately $2.0 billion as of December 31, 2011.

Other Items

During the quarter ended December 31, 2011, SkyWest also achieved the following milestones:

•                  Added two new CRJ700 regional jets and four used CRJ200 regional jets and removed one CRJ200 regional jet from service

•                  Repurchased 375,084 shares of outstanding common stock at a cost of $4.5 million

•                  Total fleet as of December 31, 2011 consisted of 732 total aircraft compared to 710 aircraft for the same period last year, primarily as a result of the acquisition of ExpressJet Holdings

•                  Completed contractual agreement with US Airways for 14 CRJ200 regional jets and began operations in December 2011with first two aircraft

•                  Achieved Single Operating Carrier (SOC) Certificate November 18, 201, for ExpressJet and Atlantic Southeast

•                  Completed corporate merger between ExpressJet Holdings and Atlantic Southeast on December 31, 2011, with the surviving entity named ExpressJet Airlines, Inc.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines also based in St. George, Utah and ExpressJet Airlines based in Atlanta, Georgia.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines, Inc. (“United”) and Delta Air Lines, Inc. (“Delta”).  SkyWest Airlines also operates as US Airways Express under a contractual agreement with US Airways, Inc., and operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,700 daily departures and a fleet of approximately 730 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,”

“intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, among those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2010, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
OPERATING REVENUES:
Passenger	$884,248	$782,031	$3,584,777	$2,724,276
Ground handling and other	15,602	14,253	70,146	40,869
Total operating revenues	899,851	796,284	3,654,923	2,765,145
OPERATING EXPENSES:
Salaries, wages and benefits	289,568	227,293	1,155,051	764,933
Aircraft maintenance, materials and repairs	183,591	148,482	712,926	487,466
Aircraft fuel	144,471	93,758	592,871	340,074
Aircraft rentals	85,521	82,225	346,526	311,909
Depreciation and amortization	63,899	61,199	254,182	236,499
Station rentals and landing fees	43,989	38,332	174,838	129,537
Ground handling services	31,408	27,537	131,462	110,649
Other, net	61,223	56,807	240,192	173,437
Merger and integration	1,168	8,815	5,770	8,815
Total operating expenses	904,838	744,448	3,613,818	2,563,319
OPERATING INCOME	(4,987)	51,836	41,105	201,826

OTHER INCOME (EXPENSE):
Interest income	1,940	3,453	8,236	14,376
Interest expense	(20,025)	(21,633)	(80,383)	(86,517)
Adjustment to purchase accounting gain	—	15,586	(5,711)	15,586
Other, net	(4,701)	2,219	(13,417)	630
Total other (expense), net	(22,786)	(375)	(91,275)	(55,925)
INCOME (LOSS) BEFORE INCOME TAXES	(27,773)	51,461	(50,170)	145,901
PROVISION (BENEFIT) FOR INCOME TAXES	(9,806)	14,255	(22,835)	49,551
NET INCOME (LOSS)	$(17,967)	$37,206	$(27,335)	$96,350

BASIC EARNINGS (LOSS) PER SHARE	$(0.35)	$0.68	$(0.52)	$1.73
DILUTED EARNINGS (LOSS) PER SHARE	$(0.35)	$0.67	$(0.52)	$1.70

Weighted average common shares:
Basic	50,691	54,747	52,201	55,610
Diluted	50,691	55,719	52,201	56,526

Unaudited Operating Highlights

	Three Months Ended December 31,				Twelve Months Ended December 31,
Operating Highlights	2011	2010	% Change		2011	2010	% Change

Passengers carried	13,784,851	11,730,395	17.5		55,836,271	40,411,089	38.2
Revenue passenger miles (000)	7,229,163	5,971,966	21.1		29,109,039	20,227,220	43.9
Available seat miles (000)	9,058,082	7,594,292	19.3		36,698,859	25,503,845	43.9
Passenger load factor	79.8%	78.6%	1.2	pts	79.3%	79.3%	—	pts
Passenger breakeven load factor	82.0%	75.6%	6.4	pts	80.2%	76.0%	4.2	pts
Yield per revenue passenger mile	$0.122	$0.131	(6.9)		$0.123	$0.135	(8.9)
Revenue per available seat mile	$0.099	$0.105	(5.7)		$0.100	$0.108	(7.4)
Cost per available seat mile	$0.102	$0.101	1.0		$0.101	$0.104	(2.9)
Fuel cost per available seat mile	$0.016	$0.012	33.3		$0.016	$0.013	23.1
Average passenger trip length	524	509	2.9		521	501	4.0
Block hours	550,808	466,633	18.0		2,250,280	1,547,562	45.4
Departures	339,427	292,929	15.9		1,390,523	1,001,766	38.8